ARLO APPOINTS CATRIONA FALLON TO BOARD OF DIRECTORS

Distinguished finance executive with over 20 years of experience in technology, software, and service industries

SAN JOSE, Calif. — August 17, 2021 — Arlo Technologies, Inc. (NYSE: ARLO), a leading internet-connected camera brand, today announced that it has appointed Catriona Fallon to Arlo's Board of Directors and as Chair of Arlo’s Audit Committee. Ms. Fallon’s appointment fills a vacant Arlo board seat and brings the total number of board members to seven.

“Catriona brings financial and technology experience that will be an immediate positive asset to Arlo,” said Matthew McRae, CEO of Arlo. “Catriona is a perfect fit to our Board, and she will be an invaluable member of the Arlo leadership team going forward, as we continue to develop new products and services that provide cutting edge home security. We are excited to welcome Catriona to Arlo and look forward to working with her to continue to bring our users peace of mind and technological innovation.”

Ms. Fallon is currently the Chief Financial Officer at Aktana, a software and services company utilizing artificial intelligence to optimize sales and marketing. Before joining Aktana, Ms. Fallon served as the Chief Financial Officer of several technology companies, including Hitachi Vantara – an approximately $3.5 billion subsidiary of Hitachi, Ltd. She also worked with Silver Spring Networks, where she helped execute the sale of the company to Itron; and Marin Software, a company providing online advertising technology.

“Arlo designs and builds robust home security products, while at the same time holding the privacy of its customers in the highest regard,” said Fallon. “As the convergence between home security and artificial intelligence accelerates, new opportunities and challenges are emerging. Customers want the people and things they care about most to be protected and connected, but at the same time they rightfully demand that their personal information not be used as currency. I look forward to working with Arlo’s leadership team to transform the way our customers experience the connected lifestyle.”

Ms. Fallon is on the board of directors of General Fusion and Palomar Holdings, Inc. She previously served as a board member for Cray, Inc., the supercomputing company, which she helped sell to Hewlett-Packard Enterprise. Ms. Fallon has held leadership positions across a variety of technology companies. She has worked with Cognizant Technology Solutions and Hewlett-Packard, was an equity analyst with Citigroup, and has held roles with Piper Jaffray, McKinsey & Co., and Oracle. Ms. Fallon is former World Champion rower and member of the U.S. National & Olympic Rowing Team, and competed in the 1996 Olympic Games in Atlanta. She received a Bachelor of Arts degree in Economics from the University of California, Los Angeles, and an MBA from Harvard Business School.

About Arlo Technologies, Inc.
Arlo is the award-winning, industry leader that is transforming the way people experience the connected lifestyle. Arlo’s deep expertise in product design, wireless connectivity, cloud infrastructure and cutting-edge AI capabilities focuses on delivering a seamless, smart home experience for Arlo users that is easy to setup and interact with every day. The company’s

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cloud-based platform provides users with visibility, insight and a powerful means to help protect and connect in real-time with the people and things that matter most, from any location with a Wi-Fi or a cellular connection. To date, Arlo has launched several categories of award-winning smart connected devices, including wire-free smart Wi-Fi and LTE-enabled security cameras, audio and video doorbells, and a floodlight.

With a mission to bring users peace of mind, Arlo is as passionate about protecting user privacy as it is about safeguarding homes and families. Arlo is committed to supporting industry standards for data protection designed to keep users’ personal information private and in their control. Arlo does not monetize personal data. Arlo provides enhanced controls for user data, supports privacy legislation, keeps user data safely secure, and puts security at the forefront of company culture

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The words “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words are used to identify such forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. The forward-looking statements represent Arlo Technologies, Inc.’s expectations or beliefs concerning future events based on information available at the time. These statements are based on management's current expectations and are subject to certain risks and uncertainties, including the following: future demand for the Company's products may be lower than anticipated; consumers may choose not to adopt the Company's new product offerings or adopt competing products; and product performance may be adversely affected by real world operating conditions. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Further information on potential risk factors that could affect Arlo and its business are detailed in the Company's periodic filings with the Securities and Exchange Commission, including, but not limited to, those risk factors described in the Company's Annual Report on Form 10-K for the year ending December 31, 2020 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 2021. Given these circumstances, you should not place undue reliance on these forward-looking statements. Arlo undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Media Relations:
press@arlo.com
949-438-1109

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